Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

FINANCIAL RESULTS FOR QUARTER

ENDED MARCH 31, 2004

Oak Brook, Illinois  — April 20, 2004  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter ended March 31, 2004.

Revenues for the quarter ended March 31, 2004 were $103.9 million compared to $99.7 million for the same period in 2003.  The increase in revenues in the 2004 quarter was a result of additional foreign dredging and domestic beach nourishment dredging revenues.  EBITDA for the quarter ended March 31, 2004 was $14.8 million, which declined slightly from EBITDA of $15.2 million for the same period in 2003. The foreign dredging projects performed during the 2004 quarter generated solid margins; however, this was offset by reduced margins on certain domestic dredging projects performed along the east coast, which incurred one of the worst winter seasons in recent years, thereby, causing weather delays and equipment operating inefficiencies during the period.

Operating income was $7.5 million for the quarter ended March 31, 2004, compared to $11.1 million for the same 2003 period.  The 2004 quarter reflects additional depreciation and amortization expense of approximately $3.0 million resulting from the revaluation of the Company’s assets and liabilities in connection with sale of the Company in December of 2003.

Net interest expense for the quarter ended March 31, 2004 was $4.6 million, compared to $5.0 million for the same period of 2003.  In connection with sale of the Company in December of 2003, total debt increased to approximately $260 million, compared to approximately $173 million at the beginning of 2003.  Despite the increase in debt, interest expense related to the Company’s senior and subordinated debt declined due to significantly lower interest rates on the new debt structure.

Net income for the first quarter of 2004 was $1.8 million, which compares to $3.5 million for the same period of 2003 and reflects the impact of reduced earnings and additional depreciation and amortization expense, as discussed previously.

At March 31, 2004, the Company had total debt of $255.7 million, of which $2.0 million was current, total cash and equivalents of $3.7 million and revolver borrowing availability of $44.7 million.

EBITDA, as provided herein, represents earnings from continuing operations before interest expense (net), income taxes and depreciation and amortization expense.  The Company’s EBITDA is included as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company’s borrowing arrangements are tied to similar measures.  The Company believes EBITDA is a useful measure for the users of its financial statements because it provides information that can be used to evaluate the effectiveness of the Company’s business from an operational perspective, exclusive of costs to finance its activities and exclusive of income taxes, depreciation of operating assets, and amortization of intangible assets, none of which are directly relevant to the efficiency of its operations.  The Company’s measure of EBITDA may not be comparable to similar measurements used by other companies and should not be construed as a substitute for other performance or liquidity measures such as net income, operating income or operating cash flows reported in accordance with accounting principles generally accepted in the United States of America (GAAP). EBITDA is reconciled to net income in the table of financial results.

Dredging backlog at March 31, 2004 was $189.2 million, which compares to $190.2 million at December 31, 2003 and $281.8 million at March 31, 2003.  The backlog has remained at a reduced level relative to the earlier 2003 and 2002 quarters as a result of a stagnant domestic bidding market.  The first quarter 2004 awards totaled $108 million, and the full-year bid market for 2003 totaled only $425 million.  This compares to a domestic bid market of over $900 million in 2002, and an average over the five preceding years (1998 to 2002) of approximately $650 million. Although the Army Corps of Engineers’ budgets have remained at similar levels in recent years, management believes the most significant impact to the recent bid market has been the diversion of Corps’ personnel and financial resources to the war and reconstruction efforts in Iraq.  Thus, although funds are budgeted, there is uncertainty as to whether funds will actually be made available to the various domestic Corps’ districts, which have responded by delaying project bids and awards and postponing construction activities on current projects.  The decline in the current bid market is likely to impact pricing in the short-term, as competition within the industry has increased for the work that is being bid.  The demolition services backlog at March 31, 2004 was $14.7 million, compared to $10.6 million at December 31, 2003 and $15.8 million at March 31, 2003.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 13% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 114-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters ended March 31, 2004 and 2003 were:

	Quarter Ended March 31,
	2004	2003
	(unaudited)

Revenues	$103.9	$99.7

Gross profit	$16.4	$18.0

General and administrative	(7.1)	(6.9)
Amortization of intangible assets	(1.8)	—

Operating income	$7.5	$11.1

Net income	$1.8	$3.5

Adjusted for:
Interest expense, net	4.6	5.0
Income tax expense	1.3	2.6
Depreciation and amortization	7.1	4.1

EBITDA	$14.8	$15.2

Net cash flows from operating activities	$8.3	$(1.5)

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Thursday, April 22, 2004 at 1:00 p.m., C.S.T.  The call in number is 800-653-4929 and the conference number is 6986075.